Press Release

Basic Earth Joins in New North Dakota Horizontal Bakken Well

On 9:00 am EST, Monday November 30, 2009

DENVER--(BUSINESS WIRE)--BASIC EARTH SCIENCE SYSTEMS, INC. (OTCBB:BSIC - News) reported that drilling operations have begun on its newest Bakken well in North Dakota. The Mondak Federal #4-14H well in Section 14, T148N-R105W, a new area of interest for Basic Earth in McKenzie County, is being drilled by XTO Energy Inc., Ft. Worth, TX. This well has a single long lateral borehole spanning Sections 14 and 23. Basic Earth has an approximate 8.40625% working interest and expects to spend approximately $400,000 for its share of drilling and completion costs on this well.

In other McKenzie County news, completion operations are now underway on both the King’s Canyon #21-27H and the Lassen #41-26H wells, approximately 50 miles east, northeast of the Mondak well. On the King’s Canyon well, operations are proceeding normally, and early reports on the Lassen Well indicate a successful completion, although initial production rates have not been finalized. Both wells are operated by partner, ConocoPhillips, Houston, TX.

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area. Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC. Information on Basic Earth can be found at its Web site: www.basicearth.net.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements also include comments regarding results from drilling efforts, monies expected to be dispersed, status and production levels from those wells, assumptions regarding working interests and partner activities. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Basic Earth’s filings with the Securities and Exchange Commission, including within the “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed for March 31, 2009. The Company disclaims any obligation to update forward-looking statements.